Trading Plan
(SEC Rule 10b5-1)

charles SCHWAB

This Trading Plan is entered into as of ________________ (mm/dd/yyyy) (the "Signing Date") between ________________ (Name of Client) ("Client") and Charles Schwab & Co., Inc. ("Broker").

WHEREAS, Client wishes to establish this Trading Plan to sell or purchase shares of ________________ (Common, Preferred, Other (specify)) ("Stock") of ________________ (Issuer of Stock) ("Issuer") from Account number ________________ (Account Number) (the "Account") maintained with Broker, in accordance with the requirements of SEC Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

NOW, THEREFORE, Client and Broker agree as follows:

1. **Trade Instructions.** Client hereby instructs Broker to effect sales or purchases of shares of Stock of Issuer from or into the Account, as the case may be, in accordance with the attached Appendix A to Trading Plan ("Appendix A") and/or Appendix B to Trading Plan ("Appendix B"). If Client specifies a date for trading which is a weekend or holiday, the trade shall not take place until after the opening of regular market trading hours on the next trading day.
2. **Term.** This Trading Plan shall become effective on ________________ (mm/dd/yyyy) (the "Trading Plan Effective Date") and shall terminate on the earlier of (1) specify date ________________ (mm/dd/yyyy) (not to exceed two years from the Trading Plan Effective Date); (2) the execution of all of the trades or expiration of all of the orders relating to such trades as specified in Appendix A and/or Appendix B; (3) the date Broker receives notice of the liquidation, dissolution, bankruptcy or insolvency of Client; (4) the date Broker receives notice of Client's death; or (5) the termination of this Trading Plan in accordance with Section 7(b) or Section 15 hereof.
3. **Representations and Warranties.** Client represents and warrants that as of the date of this Trading Plan:
   (a) Client is not aware of any material nonpublic information concerning Issuer or any of its securities (including the Stock) and is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
   (b) Client is permitted to sell or purchase Stock in accordance with Issuer's insider trading policies and has obtained the approval of Issuer's counsel to enter into this Trading Plan.
   (c) There are no legal, regulatory, contractual or other restrictions applicable to the trades contemplated under this Trading Plan that would interfere with Broker's ability to execute trades and effect delivery and settlement of such trades on behalf of Client (collectively, "Client Trading Restrictions").
4. **Intent to Comply with Rule 10b5-1(c).** It is Client's intent that this Trading Plan comply with the requirements of Rule 10b5-1(c), and this Trading Plan shall be interpreted to comply with such requirements.
5. **Rule 144.** Section 5 applies if the Client may be deemed an "affiliate" of Issuer, as the term "affiliate" is defined in Rule 144 under the Securities Act of 1933, as amended.
   (a) Broker agrees to conduct all sales of Stock in accordance with the manner-of-sale requirements of Rule 144. Broker further agrees not to effect any sale of Stock that would exceed the amount limitation under Rule 144, assuming Broker's sales of Stock are the only sales subject to such limitation. Client agrees not to take, and to cause any person or entity with which Client would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause sales of Stock by Broker not to comply with Rule 144.
   (b) Client agrees to provide Broker with five executed copies of Form 144, which Broker shall complete and file on behalf of Client in the event of sales of Stock under this Trading Plan. Client understands and agrees that such Form 144 will include the date this Trading Plan was adopted.
   (c) Client shall disclose to Broker all trading plans involving the Stock established by Client at other firms that would be effective at any time during the period this Trading Plan is in effect and all trading activity involving the Stock that occurs during such period or which occurs within 90 days prior to the commencement of such period.
   (d) Client agrees to notify Broker immediately if there is any change in Client's employment or affiliate or non-affiliate status.
6. **Section 13 or Section 16 Filings.** Client acknowledges and agrees that Client is responsible for making all filings, if any, required under Section 13 or Section 16 of the Exchange Act (and the rules and regulations thereunder) with respect to trades pursuant to this Trading Plan. To comply with Section 16 accelerated reporting requirements, Client must complete separately a duly executed Broker Instruction Letter.
7. **Market Disruptions and Trading Restrictions.**
   (a) Client understands that Broker may not be able to effect a trade, in whole or in part, due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker or any other event or circumstance. Client also understands that Broker may be unable to effect a trade consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the trade date specified in Appendix A and/or Appendix B. As soon as reasonably practicable after the cessation or termination of any such market disruption, restriction event or circumstance, Broker shall resume effecting trades in accordance with the express provisions of this Trading Plan which are then applicable. Trades that are not executed as the result of any such market disruption, restriction, event or circumstance shall not be deemed to be a part of this Trading Plan.
   (b) If Issuer enters into a transaction or if any other event occurs that results, in Issuer's good faith determination, in the imposition of any Client Trading Restrictions, such as a stock offering requiring an affiliate lockup, Client and Issuer shall promptly, but in no event later than three days prior to the date of the remaining trade(s) specified in Appendix A and/or Appendix B, provide Broker notice of such restrictions. With respect to any Client Trading Restrictions for which Client and Issuer have given Broker notice, Broker shall stop effecting trades under this Trading Plan, and this Trading Plan shall thereupon terminate. In such case, Client, Broker and (for purposes of acknowledgment) Issuer shall cooperate to establish a new trading plan in accordance with the requirements of Rule 10b5-1(c).

8. **Hedging Transactions.** While this Trading Plan is in effect, Client agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Stock (including, without limitation, with respect to any securities convertible into or exchangeable for Stock, or any option or other right to purchase or sell Stock or such convertible or exchangeable securities).
9. **Margin Loans.** Shares subject to this Trading Plan may not be used to secure margin loans to Client made by Broker.
10. **Compliance with Laws and Rules.** Client understands and agrees that it is the responsibility of Client, and not Broker or Issuer, to determine whether this Trading Plan meets the requirements of Rule 10b5-1(c) and any other applicable federal or state laws or rules.
11. **Entire Trading Plan.** This Trading Plan constitutes the entire trading plan between Client and Broker and supersedes and replaces any prior instructions under Rule 10b5-1 from Client to Broker with respect to the sale or purchase of shares from or into the Account, as the case may be.
12. **Notices and Other Communications.** Any notices required or permitted to be given by Issuer and/or Client under this Trading Plan shall be provided in writing by fax, signed by Client and Issuer and confirmed by telephone (Attn: Restricted Stock Service, Fax: 1-415-667-8006; Tel.: 1-800-239-2506).

    With respect to any Client Trading Restrictions, Client and Issuer shall provide Broker notice of the anticipated duration of such restrictions, but shall not provide Broker information about the nature of such restrictions or any other information about such restrictions. Further, in no event shall Client or Issuer, at any time while this Trading Plan is in effect, communicate any material nonpublic information concerning Issuer or its securities (including the Stock) to Broker. Further, Client shall not at any time attempt to exercise any influence over how, when or whether to effect trades under this Trading Plan.
13. **Third-Party Beneficiary.** Client intends Issuer to be a third-party beneficiary of each and every representation and warranty contained in this Trading Plan to the fullest extent necessary to enable Issuer to be fully protected from direct or indirect liability in connection with this Trading Plan.
14. **Governing Law.** This Trading Plan shall be governed by, and construed in accordance with the laws of, the state of California, as applied to agreements made and wholly performed in the state of California.
15. **Amendments and Termination.** This Trading Plan may be amended, modified or terminated only by a written instrument signed by Client, acknowledged by Broker and acknowledged by Issuer (except as provided in Section 7[b] hereof). Client acknowledges and understands that any amendment to, or modification of, this Trading Plan shall be deemed to constitute the creation of a new trading plan. Accordingly, Client shall be required to restate and reaffirm, as of the date of such amendment or modification, each of the representations and warranties contained in Section 3 of this Trading Plan.
16. **Counterparts.** This Trading Plan may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have signed this Trading Plan as of the Signing Date.

Name of Client: ____________________

Signature of Client: ____________________

Account Number: ____________________

Date: ____________________

Accepted by: Charles Schwab & Co., Inc.

By: ____________________

Name: ____________________

Title: ____________________

Date: ____________________

Acknowledged by:

Name of Issuer: ____________________

By: ____________________

Name: ____________________

Title: ____________________

Date: ____________________

If you have any questions or need help completing your forms, call Schwab's Restricted Stock Service® at 1-800-239-2506 during business hours.

Charles Schwab & Co., Inc., Attention: Restricted Stock Service, 101 Montgomery Street, SF215FMT-4, San Francisco, CA 94104